Exhibit 23.2
CONSENT OF MOHLER, NIXON & WILLIAMS, INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-84356) of Abaxis, Inc. of our report dated June 29, 2007, with respect to the statements of net assets available for benefits of the Abaxis Tax Deferral Savings Plan as of December 31, 2006, included in the December 31, 2007 Annual Report on Form 11-K of the Abaxis Tax Deferral Savings Plan.
/s/ Mohler, Nixon & Williams
MOHLER, NIXON & WILLIAMS
Accountancy Corporation
Campbell, California
June 23, 2008